Exhibit 99.1

General Cable Announces Decision by European Commission in Power Cables Case

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--April 2, 2014--General Cable Corporation (NYSE: BGC) announced today that the European Commission has issued a decision on the liability of producers of submarine and underground high voltage power cables for infringement of European competition law. The Power Cables Case was initiated by a Statement of Objections or preliminary complaint in June 2011 addressed to twelve (12) company groups involving twenty-seven (27) companies alleging that the companies had participated in a cartel to restrict competition on submarine and underground high voltage projects from 1999 to 2009. The Statement of Objections further alleged that two subsidiaries of General Cable, its Spanish subsidiary, Grupo General Cable Sistemas, and its French subsidiary, Silec Cable, had participated in the cartel for different periods of time. In particular, the Commission claimed that Grupo General Cable Sistemas was involved from January 2003 to May 2007, and that Silec Cable was involved for ten (10) months after its acquisition from Safran SA by General Cable in December 2005.

Following formal responses to the Commission’s Statement of Objections and a hearing, claims of infringement against Grupo General Cable Sistemas have been dismissed for lack of evidence of alleged cartel activity. With regard to Silec Cable, the Commission’s decision imposed a fine of 1,852,500 Euros (approximately $2.5 million) related to the period Silec Cable has been owned by General Cable. This fine was based on participation that allegedly commenced well before Silec Cable was acquired by General Cable.

General Cable is currently reviewing the European Commission’s decision and is considering whether to appeal the Commission decision based on established precedent. General Cable will also continue to pursue its rights to claim full indemnification for the Silec Cable fine under the previously disclosed terms of the acquisition agreement with Safran SA executed in 2005.

General Cable (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, construction, specialty and communications markets. For more information about General Cable visit our website at www.generalcable.com.

CONTACT:
General Cable Corporation
Len Texter, Vice President, Investor Relations, 859-572-8684